Exhibit 10.10

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “First Amendment”) is executed as of October 4, 2005 by and among NUTRACEA, a California corporation (“Employer”), THE RICEX COMPANY, a Delaware corporation (“Company”), and TODD C. CROW, an individual (“Employee”).

A.    WHEREAS, Company and Employee are parties to that certain Employment Agreement dated as of October 20, 2003 (the “Agreement”).

B.    WHEREAS, Company has entered into that certain Agreement and Plan of Merger and Reorganization, dated April 4, 2005, with Employer and Red Acquisition Corporation (the “Merger Agreement”).

C.    WHEREAS, as a condition to the consummation of the transactions contemplated by the Merger Agreement (the “Merger”), Company has agreed to amend the Agreement.

D.    WHEREAS, contemporaneous to the effective time of the Merger, which shall be such time as Company files a Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”), Company desires to assign to Employer, and Employer desires to assume from Company, the Agreement, as amended by this First Amendment.

E.    WHEREAS, as consideration for (i) entering into this First Amendment and (ii) Employee’s continued employment with Employer following the Merger, Company has agreed to, and Employer has consented to, the payment by Company of a bonus to Employee, which bonus shall be earned and payable immediately following the approval of the Merger by the stockholders of Company.

F.    WHEREAS, Employer, Company and Employee desire to amend the Agreement as set forth in this First Amendment.

G.    WHEREAS, Employer, Company and Employee desire that this First Amendment shall become effective only as of the Effective Time.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AMENDMENT

1.    Amendment. The following paragraphs are amended and restated or added, as applicable, as follows:

a.    Section 2., Position; Scope of Employment, is amended by deleting the first sentence thereof and adding the following sentence:

“2.  Position; Scope of Employment. Employee shall have the position of Chief Financial Officer of Employer and Company.

b.    Section 3., Term of Employment, is amended by deleting the entire paragraph thereof and adding the following paragraph:

“3.  Term of Employment. Employee’s term of employment pursuant to this Agreement shall commence on the Effective Time and shall terminate three (3) years from that date, unless terminated earlier as provided herein. At the end of the initial three (3)-year term, this Agreement shall automatically renew for an additional one (1)-year term unless either party notifies the other party in writing ninety (90) days prior to the expiration of the term of his or its intention not to renew this Agreement.”

c.    Section 4.3, Automobile, is amended by adding the following sentence to the end of the existing paragraph:

“Notwithstanding the foregoing, Employer shall not be obligated to make any down payments for the purchase of any automobile by or on behalf of Employee.”

d.    Section 4.5, Accrued Vacation Pay, is hereby added to the Agreement by adding the following paragraph:

“4.5.  Accrued Vacation Pay. Immediately prior to the Effective Time, Company shall pay to Employee all vacation pay due to Employee that has been accrued but unpaid up to and through the Effective Time.”

e.    Section 4.6, Closing Bonus, is hereby added to the Agreement by adding the following paragraph:

“4.6.  Closing Bonus. Immediately following the approval of the merger effected pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of April 4, 2005, by and between Employer, Red Acquisition Corporation, the wholly-owned subsidiary of Employer and Company by the stockholders of Company, Company shall pay to Employee a bonus of $50,000, net of any federal, state or local withholding or other taxes or charges.”

f.    Section 5.3(B) is amended by deleting the entire paragraph thereof and adding the following paragraph:

“(B)  If Employee is terminated by Employer without cause, Employer shall pay to Employee as liquidated damages, and in lieu of any and all other claims that Employee may have against Employer, an amount equal to the greater of (i) the monthly Base Salary multiplied by the number of months remaining on the term of this Agreement, and (ii) one (1) year of Base Salary, but in no event shall severance pay exceed three (3) years of Base Salary, regardless of the term.”

g.    Section 5.3(C) is amended by deleting the entire paragraph thereof and adding the following paragraph:

“(C)  If Employee is terminated as the result of a Change in Control (as defined below) and Employee is not employed in the same capacity or being paid the same Base Salary by the new entity as Employee was employed with, or paid by, Employer, then Employee shall receive a severance payment equal to two (2) years of Employee’s Base Salary, or the balance remaining to be paid under the terms of the Agreement, whichever is greater. In addition, if Employee is terminated as the result of a Change in Control and Employee is not employed in the same capacity by the new entity, Employer agrees to continue Employee’s medical and dental insurance benefits as provided during Employee’s employment with Employer for a period of two (2) years from the effective date of the Change in Control, except as provided below in Section 5.3(C)(1) and Section 5.3(C)(2). For the purposes of this Agreement, a “Change in Control” means:

(1) a merger or acquisition in which Employer is not the surviving entity, except for (a) a transaction the principal purpose of which is to change the state of Employer’s incorporation, or (b) a transaction in which Employer’s stockholders immediately prior to such transaction hold, immediately after such transaction, at least 50% of the voting power of the surviving entity;

(2) a stockholder approved sale, transfer or other disposition of all or substantially all of the assets of Employer;

(3) a transfer of all or substantially all of Employer’s assets pursuant to a partnership or joint venture agreement or similar arrangement where Employer’s resulting interest is less than fifty percent (50%);

(4) any reverse merger in which Employer is the surviving entity but in which fifty percent (50%) or more of Employer’s outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger;

(5) on or after the date hereof, a change in ownership of Employer through an action or series of transactions, such that any person is or becomes the beneficial owner, directly or indirectly, of securities of Employer representing fifty percent (50%) or more of the voting power of Employer’s outstanding securities; or

(6) a majority of the members of the Board of Directors are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of the Directors prior to the date of such appointment of election.

Notwithstanding the foregoing, the transactions effected pursuant to, or required by, that certain Agreement and Plan of Merger and Reorganization, dated as of April 4, 2005, by and between Employer, Red Acquisition Corporation, the wholly-owned subsidiary of Employer and Company, shall not constitute a Change in Control.”

h.    Section 7.1., Confidential Information, is amended by deleting the first sentence and replacing it with the following sentence:

“Employee agrees not to disclose to any others, or take or use for Employee’s own purposes or purposes of any others, during the term of this Agreement or at any time thereafter, any of Employer’s Confidential Information (as defined below).”

i.    All restrictions placed upon Employee in Section 7., Proprietary Information; Confidentiality, of the Agreement with respect to “Confidential Information” shall be deemed to apply to Confidential Information of the Employer and Employer’s direct or indirect subsidiaries.

2.    Affirmation. In order to induce each other to enter into this First Amendment, the parties hereby confirm that all terms and provisions of the Agreement have been and continue to be in all respects in full force and effect, and no violation of the terms and conditions of the Agreement has occurred.

3.    Effective Date; Assignment and Assumption. This First Amendment shall become effective only upon the Effective Time. Effective immediately from and after the Effective Time, (i) all of Company’s right, title and interest in and to the Agreement, as amended by this First Amendment, shall be deemed to have been assigned, granted, bargained, transferred, conveyed, set over and delivered unto Employer, and (ii) Employer shall be deemed to have assumed the Agreement, as amended by this First Amendment, and shall faithfully and timely discharge and perform each and every obligation of Company arising under the Agreement, as amended by this First Amendment.

4.    Modification; Interpretation. Except as expressly set forth in this First Amendment, this First Amendment shall not alter, amend, or otherwise modify the terms and provisions of the Agreement. From and after the Effective Time, all references in the Agreement to “the Agreement,” “this Agreement” or any similar reference shall refer to the Agreement as amended by this First Amendment. From and after the Effective Time, all references in the Agreement to “Employer,” or any similar reference shall refer to NutraCea, a California corporation. Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement or the Merger Agreement.

5.    Approval by Company’s Board of Directors. Company hereby represents that its Board of Directors has duly approved the terms of this First Amendment.

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IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first set forth above.

NUTRACEA

By:	/s/ Brad Edson
Name:	Brad Edson
Title:	President	/s/ Todd C. Crow
TODD C. CROW

THE RICEX COMPANY

By:	/s/ Ike Lynch
Name:	Ike Lynch
Title:	CEO